Exhibit 99.2

TRIMERIS, INCORPORATED

Moderator: Steven Skolsky

August 8, 2006

5:00 pm ET

Operator: Good afternoon. And welcome to the Trimeris Second Quarter 2006 Earnings conference call.

This conference call may contain projections, estimates, and other forward-looking statements that involve a number of risks and uncertainties including those discussed in Trimeris filings with the Securities and Exchange Commission.

Among the factors that could cause actual results to differ materially are the following: There is uncertainty regarding the success of our research and development activities, regulatory authorizations, and product commercialization.

The results of our previous clinical trials are not necessarily indicative of the future clinical trials. Our drug candidates are based upon novel technology and are difficult and expensive to manufacture and may cause unexpected side effects.

For a complete description of these risks, read Trimeris' Form 10-K filed with the Securities and Exchange Commission on March 10, 2006, and the company's periodic reports filed with the SEC.

Actual manufacturing and commercialization results may differ from the previous results and current projections. While the information presented during this call represent management's current judgment on the future direction of the company business, such risks and uncertainties could cause actual operating results to differ materially from any future performance suggested herein.

Trimeris undertakes no obligation to update these forward-looking statements to reflect events or circumstances arising after the date hereof.

I'll now turn the call over to Mr. Steven Skolsky, Chief Executive Officer of Trimeris. Please go ahead sir.

Steven Skolsky: Thanks for being with us for our Second Quarter 2006 Earnings conference call.

Joining me today on the call are several members of the Trimeris Senior Management Team.

There are four key messages that I want to convey to you on this call today and I'll be providing more details surrounding each of them later in the call.

First, the sales and financial results reported through the First Half of 2006 are in line with our expectations and are very much consistent with the key financial objectives that we previously established at the beginning of this year.

We are pleased to have achieved the third straight profitable for the company before option expense. This is the fifth consecutive profitable quarter for our collaboration with Roche, which recorded an increase of 191% in net profit compared to the same period last year.

Net profits from the Roche collaboration in the First Half of 2006 have reached $7.6 million or a six-fold increase compared to the First Half of 2005.

We've also been cash flow positive in both the first and second quarters of this year by a total of $4.9 million, which has helped to strengthen our cash position to $41.7 million.

Second, strong global FUZEON sales of $57.2 million in the Second Quarter of 2006 reflect a steady growth and adoption across all markets while North American sales demonstrated robust double digit growth providing a solid platform for our expected strong second half performance in 2006.

Third, we continue to aggressively our two novel Next-Generation HIV Fusion Inhibitor Peptides, partnership with Roche targeting initiation of first time in man studies with one of these compounds in 2007.

And finally, we reiterate our projections for achieving profitability for the Fully Year 2006, including option expense. This is based on our confidence in meeting our 2006 North American FUZEON sales guidance of $140 million to $150 million along with prudent expense management.

Now, I would like to provide you more details of our financial results.

As you already know the expensing of stock options became mandatory for all companies this year. The financial results we reported for 2005 do not include stock option expense. I will give our financial results both before and after these charges.

Including option expense we reported a net loss of $334,000 or a 2 cent loss per share on a total revenue of $7.3 million for the Second Quarter of 2006.

Excluding option expense, earnings for this quarter were $1 million compared to a loss of $3.1 million in the same period last year when the company did not record employee stock option expense.

For the First Half of 2006, including option expense, we reported a net loss of $762,000 or a 4 cent loss per share on total revenue of $14.7 million.

Excluding option expense, earnings for this period were $1.7 million compared to a loss of $8.6 million in the same period last year when the company did not record employee option expense.

Our cash position has also improved from $36.9 million as of December 31, 2005 to $41.7 million as of June 30, 2006.

Primary drivers of these improved financial results were increased FUZEON sales across all major markets worldwide, improvements in FUZEON's cost of goods and prudent expense management across all areas of our business.

We anticipate that our COGs for the remainder of 2006 will approximate the level seen in the First Half of this year.

Turning to our commercial and R&D progress, as we previously reported, FUZEON worldwide sales reached $57.2 million in the Second Quarter of 2006, our second best quarter ever on a global basis.

In North America sales in the first and second quarters of this year grew 14% and 23% respectively over the same period last year and sales are now growing at 31% on a moving annual total basis.

Furthermore, we are very encouraged by the second quarter sales performance in the rest of the world with the largest European markets growing 21% over the same period last year.

Looking to our expected second half performance we believe that FUZEON sales will track a growth trajectory similar to what we observed in the Second Half of 2005 and therefore, we remain confident in achieving our North American sales guidance for 2006.

Recognition of the unprecedented activity of FUZEON in suppressing HIV replication for the majority of three-class experienced patients particularly when used in combination with Active Boosted Protease Inhibitors is increasingly viewed by clinicians as the foundation of drug regimens for treatment experienced patients.

However, in addition to viral suppression, FUZEON also confers unique effects on immune reconstitution through increases in CD4 cell counts that occur both when FUZEON is fully active and also when certain mutations associated with FUZEON resistance are present.

I'll now provide you with more detail on these data.

The profound antiviral activity of FUZEON as it compared to HIV drugs from other classes in treatment experienced patients will be further detailed next week in Toronto at the International AIDS Conference. We will present data from our own studies showing that in triple-class experienced patient's drugs from the nucleotide or nucleoside classes provided only marginal contribution, the viral load reduction, largely due to the significantly reduced activity against HIV resistant viruses.

This highlights the critical importance of using combinations of fully active agents such as FUZEON with new agents such as Active Boosted PIs as the foundation of regimens structured to achieve full viral suppression in treatment experienced patients.

The FUZEON effect on immune reconstitution has been clearly demonstrated in multiple studies when FUZEON is fully active. For example in the TORO studies, patients who received drug cocktails combining KALETRA with FUZEON achieved twice the increase in CD4 response at 48 weeks compared to patients who received KALETRA containing regimens that lacked FUZEON.

Likewise in the RESIST studies, CD4 response at 24 weeks was also doubled in patients receiving FUZEON with TIPRANAVIR-based drug cocktails compared to patients who did not combine FUZEON with a drug regimen containing TIPRANAVIR.

In addition to three independent research teams around the world, our own research team has likewise shown that immune reconstitution continues to occur with FUZEON even after the emergence of specific mutations correlated with resistance to the drug. For example as reported at two major conferences earlier this year CD4 cell increases continued for over 48 weeks after emergence of the V38A/E mutation.

Next week in Toronto we will be presenting more information about the underlying mechanism of this unique effect. Now it might be applied clinically to extend the beneficial effects of FUZEON Therapy or its reuse in patients who have developed a resistance to the drug.

Besides the studies mentioned earlier we also will be presenting additional results in Toronto next week highlighting the cost effectiveness of FUZEON-based regimens for treatment experienced patients as well as the positive impact of our Nurse Connections Program for patients who initiate FUZEON Therapy.

Of related interest will be a separate presentation from BioScrip regarding their Medical Use Evaluation Study of FUZEON administered by the B2000 Needle-Free System

Our strong presence in Toronto reflected by a total of eight presentations emphasizes our commitment to supporting our growing fusion inhibitor franchise.

Our Next-Generation fusion inhibitor program is progressing through preclinical development with our two peptide candidates, TRI999 and TRI1144. Current activities are focused on large scale GMP Chemical Synthesis, Preclinical Toxicology Studies as well as continuation of formulation development.

We will be updating our progress with these drug candidates in Toronto next week where new information about their genetic barriers and feasibility for once weekly dosing will be presented. Our target is to initiate first time in man studies with one of these candidates in 2007.

In summary, we are pleased with our FUZEON sales and overall financial performance this quarter which are both consistent with the first half financial objectives that we previously established for 2006.

Thank you and I will now take your questions.

Operator: At this time I would like to inform everyone if you would like to ask a question you may do so by pressing star then the number 1 on your telephone keypad.

Again that is star, then the number 1 on your telephone keypad. We'll pause for just a moment to compile the Q&A roster.

Your first question comes from Vinny Jindal.

Vinny Jindal: Hey Steve.

Steven Skolsky: Hey Vinny. How are you?

Vinny Jindal: Good thanks. How about yourself?

Steven Skolsky: I'm very well.

Vinny Jindal: Great. I just wanted to kind of loop around. You had & I think an important part of the company strategy was combined use with drugs that were approved in the salvage setting like Aptivus.

And I was curious to see if you've been seeing some of that in your reconnaissance with HIV specialists that they are engaged in the concept that combination therapy with FUZEON is allowing for greater FUZEON use.

Steven Skolsky: Yeah, I think that's a great question Vinny and I probably can give you a lot of both first hand as well as anecdotal experience because prior to the availability of Prezista there's no doubt there's been a growing recognition of the value that can be provided by combining FUZEON with Active boosted PIs almost to the point that &uh&. during around of recent thought leader meetings we've had across the nation. I think it's widely accepted as far as the impeccable nature of the clinical data that we possess and the fact that the profound viral load reductions and more importantly now the increases in CD4 counts that are seen when you use these potent regimens, is being taken into account when building a potent regimen for patients that are triple-class experienced.

If you reflect upon last year's prescription trends with TIPRANAVIR certainly since the time of launch, and similar to what we're seeing with Prezista now, I think the first few weeks they hovered around 130 to 150 prescription and then it gradually received more robust recognition albeit somewhat plummeted by its overall package and label insert profile and more recently by the Black Box warning.

But there is no doubt that during the course of the post launch phase all the way through December of last year one of the key contributors to some of our growth was the combination use of those two agents together.

Vinny Jindal: Mm hmm&and quantitatively it's difficult to argue that, you know, the combination of the two drugs is anything but, you know, a very potent combination for dropping viral loads. Qualitatively though, are you seeing the administration of FUZEON representing a hurdle to patients who are interested in using TIPANAVIR but are sort of - are hesitant to begin that - the FUZEON regimen?

Steven Skolsky: Yeah, I think one point of that, Vinny, is I think that the natural extension of that question is "Are clinicians actually holding off on using some of the newer PIs in lieu of actually combining and with a very active agent from a new class such as FUZEON?" and I would suggest that is not the case. I think one thing that is widely recognized now is that the functional mono-therapy of combining a new agent without the boosting potential of a highly active agent from another class is probably a poor choice.

I think there's also broader recognition of the in-market support that we're able to provide for patients. And tipping the balance in favor of constructing strong regimens, knowing there's a better potential either through clinical trials that are using needle-free devices, the use of small gauge needles, but also the supplementation through the Nurse Connections Program which, again, we'll exposé some of that data next week in Toronto around the persistency rates and the increase you see when provided with the supportive care in the field from qualified nurses. So I think that whole umbrella I think is tipping the balance in favor of using FUZEON earlier and again for a good scientific reason. The consequences of delay are also widely recognized because if you delay the use of FUZEON, certainly you're delaying the beneficial effects of getting to undetectable but also allowing for the accumulation of some deleterious mutations.

Vinny Jindal: And one last question is are you - can you give us an example of the strategy that physicians might be using with patients who are in Salvage Study where - would be great candidates for FUZEON - have decided not to adopt FUZEON therapy. That same patient, now the doctor wants to start on TIPRANAVIR. Is there a strategy that you're aware of, the physicians are using to now get that patient to accept FUZEON?

Steven Skolsky: Yeah, there's a couple of things and I think we have to distinguish between getting a patient to accept FUZEON versus the ability to get undetectable, two very different things.

In the absence of FUZEON, the possibilities that are available to a clinician are rather limited. And one of the things that we've really been trying to hit home on is the fact that the contribution that you get from nucleoside analogs in conjunction with other agents is actually rather marginal. And it should come as no surprise the fact that there's an overlapping mutation from various drugs in a single class would logically lead to that thought that the overall impact on viral load let alone CD4 counts would be muted.

But unfortunately you don't know that until you actually try that. In our own evaluation of the TORO data, it's clear that the contribution that you get from FUZEON is well in excess of one to two logs depending on the stage of therapy where the contribution coming from nucleoside analogs might be 0.1 to 0.2 logs on average.

But again, until that's employed and you don't see the beneficial effects in terms of getting undetectable, you wouldn't know that. That would be one of the strategies that they would employ, but perhaps not delivering the overall effect that they need.

Hence our constant reference to what we term the "FUZEON Effect." The unique aspects of significant viral load and in many cases rises in CD4 counts that is unique to the combination of a new class like FUZEON combined with a boosted PI.

Vinny Jindal: Great. Thanks so much for answering the questions.

Operator: Your next question comes from Meg Malloy.

Meg Malloy: Thanks. Hi to Steve and everyone.

Steven Skolsky: Hi Meg.

Meg Malloy: Hi. Just a quick question on the margins, you indicated the gross margins should persist for the second half. I'm wondering if you can give any kind of guidance in terms of selling and marketing spend for FUZEON for the year, for the Joint Venture.

Steven Skolsky: Yeah, let me parcel that out by time periods Meg. We've seen a slight increase in our sales and marketing expense in the second quarter of this year. And when you look at that & what we expect through the second half it'll be very comparable to the level spent during the course of last year, and that's as far we've given guidance on. If you may recall, the guidance we gave last year was $19 million to $21 million and we're certainly in that ballpark right now.

Meg Malloy: That would be for the full year.

Steven Skolsky: Yes.

Meg Malloy: Okay, thank you.

Steven Skolsky: Sure enough.

Operator: Next question comes from Steve Harr.

Steve Harr: Hi guys. Actually Mark in for Steve. But my question was just answered. Thanks a lot.

Steven Skolsky: Sure enough.

Operator: Once again ladies and gentlemen if you would like to ask a question, you may do so by pressing star then the number 1 on your telephone keypad.

Your next question comes from Sharon Seiler.

Sharon Seiler: You're going to have a presentation next week at the AIDS Conference. Can you just give us - can you tell us what those are going to be and are we really going to see any data, you know, that's not, you know, sort of that conveys any different ideas and the data we've seen before?

Steven Skolsky: Okay, a couple of things. One, Sharon, will be this notion of increases in CD4 counts as a result of what is now seen as a positive beneficial mutation from FUZEON Therapy.

There have been other groups namely the Italian group of Aquaro et. al. presented at CROI earlier this year that indicated some of the beneficial effects. And we've now been able to go back into our own studies and to demonstrate that even further. I would like to point out that that V38 mutation is the most prevalent mutation that we see. So to be able to deliver increases in CD4 counts even in the face of climbing viremia, post resistance is going to be remarkable and certainly more of the details of that will be made in the presentation by Melby et. al.

We have not previously presented the next topic as well and it's on the cost efficacy of FUZEON compared to classes of other drugs. And in doing that comparison despite the relative higher cost associated with FUZEON be able to establish the fact that to be able to deliver increments of half long drops in viral load or increases in 25 cell counts of CD4, the cost of delivering each of those is reduced with FUZEON relative in particular to nucleoside analogs on the order of being half as much. And again that I think will be noteworthy and important for clinicians to take into account the full clinical benefit as well as the cost associated with various classes of drugs.

There will also be papers presented on our next-generation compounds where we'll be able to present a range of topics focusing in on the potency and durability of these new Peptides as well as the barriers to resist associated with them. And also some PK data associated with those agents that will indicate our confidence around trying to develop a formulation that would deliver, in humans, a once weekly formulation.

And in addition we'll also - I think I alluded to this in our scripted comments, the outlining data from our Nurse Connections Program particularly focusing on how this novel program is helping to improve persistence with FUZEON-based regimens.

And lastly of note would be an outside group from the community pharmacy group, Bioscrip, which will be outlining their results from a medical use evaluation they had performed in conjunction with FUZEON as well as the needle-free device.

Sharon Seiler: Okay. And I have just a follow-up in terms of the cost effectiveness. How does that affect the analysis and what were the endpoints that you looked at?

Steven Skolsky: It was a comparison looking at optimized background regimens and then making a differential analysis and this is from our own TORO studies. Looking at the addition of FUZEON to that optimized background, nucleoside analog to that optimized background, or a PI plus a nucleoside analog. So we were able to make a three-way comparison. And the most noteworthy data that I would point to is again the cost of delivering a half log drop is half for FUZEON compared to what it is for a nucleoside analog. Same holds true almost a 100% increase in the cost required to deliver a increase of 25 cells, CD4.

Sharon Seiler: Okay, thank you.

Operator: Ladies and gentlemen, we have reached the end of the allotted time for questions.

Do you have any following remarks Mr. Skolsky?

Steven Skolsky: Yes, I do. And thank you all for participating in this Second Quarter Earnings conference call.

I would like to briefly summarize some key points that we just discussed.

First we're very pleased we've been profitable for the third straight quarter before option expense and for having increased our cash position by a total of $4.9 million since the beginning of the year. We now have cash reserves of $41.7 million.

Second, FUZEON sales for the First Half of 2006 have met our expectations. The product is well poised for double-digit growth in the second half of this year. And we remain confident in achieving our sales goal of $140 million to $150 million in North America for 2006.

Third, we're continuing to aggressively advance our pipeline of novel Next-Generation compounds and we anticipate being able to initiate first time man studies in 2007.

And finally, we reiterate our projections for maintaining profitability for the Full Year 2006.

Thank you all for joining us on this call today.

Operator: Thank you for participating in today's conference.

You may now disconnect.

END